New Jersey Mining Company Provides Update on Operations and Corporate Activities

COEUR D'ALENE, Idaho, February 16, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today provided an update on operations at its Golden Chest Mine and corporate activities.

Operational highlights include the following:

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In January, approximately 2,100 tonnes of ore from the Golden Chest open pit were processed at the New Jersey Mill, with an average head grade of 4.7 grams per tonne (gpt) gold and average recoveries of 85-percent. Since the resumption of ore shipments from the Golden Chest last fall, more than 8,000 tonnes of ore have been processed.

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Open pit mining operations have progressed from the 1116 level down to the 1078 bench and, as anticipated, gold grades on the 1081 and 1078 benches are averaging 4.5 to 5.0 gpt.

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The first 20-tonne shipment of gold concentrate from the New Jersey Mill was dispatched in mid-January. A second 20-tonne shipment is set to take place and a third 20-tonne shipment is anticipated near month-end.

Underground at the Golden Chest, dewatering of the workings and installation of ventilation components is nearly complete. A comprehensive survey of the underground workings is now underway, ahead of the resumption of mining, to better reconcile prior development, drilling, mineralization, and ore shoot orientation.

NJMC CEO and President John Swallow stated “Focusing on near-term production and increasing market awareness is more than a promotional cliché for us and it’s exciting to see our work result in ore production and concentrate shipments. The pivot from exploration to production was made possible by our experienced and dedicated team, which was recently strengthened with the appointment of Kevin Shiell to our Board of Directors.”

NJMC also announced today that it has launched a newly redesigned, mobile-friendly website to improve viewer experience and better communicate the Company’s projects, goals, and objectives to shareholders. The new website and the recent hiring of Monique Hayes as Corporate Secretary are consistent with NJMC’s stated objective of enhancing its market presence and shareholder value.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to obtain a listing on the CSE, sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814